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Genta Announces the Company Will Appeal FDA Action on New Drug
Application of Genasense® in Chronic Lymphocytic Leukemia

BERKELEY HEIGHTS, NJ – February 6, 2007 – Genta Incorporated (NASDAQ: GNTA) today announced that the Company will appeal the non-approvable notice from the Food and Drug Administration’s (FDA) Office of Oncology Drug Products of its New Drug Application (NDA) for the use of Genasense® (oblimersen sodium) Injection plus chemotherapy in patients with chronic lymphocytic leukemia (CLL). The appeal will be filed pursuant to the Formal Dispute Resolution process that exists within FDA’s Center for Drug Evaluation and Research (CDER). The Company filed notice reserving its rights to appeal in December 2006 and expects to complete the filing of this appeal during the current calendar quarter.

Genasense in CLL

In the pivotal Phase 3 trial, patients with relapsed or refractory CLL were randomly assigned to receive fludarabine plus cyclophosphamide (Flu/Cy) chemotherapy with or without Genasense. This trial — the first randomized study ever conducted in this population — achieved its primary endpoint, which was a statistically significant increase in the proportion of patients who achieved a complete or nodular partial response (CR/nPR) (17% vs. 7%; P=0.025). In addition, the duration of CR/nPR was significantly longer for patients treated with Genasense (median = not reached but will exceed 36+ mos. in the Genasense group vs. 22 mos. for patients treated with chemotherapy alone).

Prior to randomization on this trial, patients were prospectively stratified according to criteria that reflected their responsiveness to prior chemotherapy. The CR/nPR response to Flu/Cy alone was both equally poor (6-7%) and numerically inferior in all stratification groups. Clear trends, evident across all strata, suggested that the best response to Genasense occurred in patients who had received less extensive therapy. In addition to achieving the prospectively defined, intent-to-treat primary endpoint, patients in the Genasense group who were protocol-defined as “non-refractory” to fludarabine (comprising more than 40% of the total population) achieved:

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A four-fold increase in CR/nPR (25% [13/51] vs. 6% [3/50]; P = 0.016)

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Increased time-to-progression (median = 12 mos. vs. 10 mos.; P = N.S.)

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Increased overall survival (median not reached but exceeding 39+ mos. vs. 33 mos.; P = 0.05)

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. Genta has completed a pending Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

(908) 286-3980